Exhibit 99.1

                 Hecla Reports Third Quarter Results,
               Announces Positive Exploration Results;
               For the Period Ended September 30, 2005

    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Nov. 8, 2005--Hecla Mining Company (NYSE:HL) recorded a loss applicable to common shareholders in the third quarter of 2005 of $8.7 million, or 7 cents per share, compared to a loss of $11.4 million, or 10 cents per share, in the same period a year ago. For the first nine months of 2005, Hecla reported a loss of $18.6 million, or 16 cents per share, compared to a loss of $13.8 million, or 12 cents per share, in the first nine months of 2004.
    Hecla President and Chief Executive Officer, Phillips S. Baker, Jr., said, "The nine-month results reflect impacts of a work slowdown and 32% lower gold ore grade at our Venezuelan gold operations, although workforce productivity is improving and is expected to reach target levels in the coming quarters. Preliminary results from the month of October show production up significantly compared to any month in the third quarter, with higher ore grades and tonnages. Some of the loss posted in the third quarter of this year was also due to funding of our very aggressive exploration and pre-development program, which is an investment in the long-term future of the company, but is taken as a current charge. In the first nine months, we spent $19.2 million on exploration and pre-development." Baker added, "Increased silver and gold prices have partially offset the negative impacts on the third quarter, and while we have seen some weakness in the prices recently, we believe there is very good potential for continued strong metals prices in the future."

    THIRD QUARTER HIGHLIGHTS

    -- Expansion of the Hugh Zone silver resource in Mexico by at least an additional 300 meters to the west through successful exploration drilling, growing the potential tonnage by 50%

    -- Further advancement of the underground exploration decline ramp at the Hollister Development Block gold project in Nevada, with the first underground exploration drill rig scheduled to begin operating in January 2006

    -- 1.8 million ounces of silver produced, at an average total cash cost of $3.76 per ounce of silver

    -- 36,365 ounces of gold produced, with the Venezuelan portion produced at an average total cash cost of $381 per ounce

    -- Strong balance sheet, no debt, $42.8 million of cash and short-term investments and securities available

    The third quarter was also impacted by rising fuel, steel and cement expenses at most operations. Higher labor expenses and a stronger Venezuelan currency affected costs at Hecla's Venezuelan operations. Total average cash costs per ounce of gold from the Venezuelan operations for the first nine months of the year were $330. Lower tonnage due to a work slowdown initiated by a new labor union and a gold ore grade average of 0.531 ounce of gold per ton during the first nine months compared to a grade of 0.779 ounce of gold per ton in the same period last year contributed to the increased costs, along with the higher supply costs. Hecla produced a company-wide total of 98,660 ounces of gold in the first nine months of 2005, with gold production from all properties estimated at 145,000 ounces for all of 2005. Approximately 105,000 ounces of gold production for the full year 2005 is anticipated from Venezuela at an average total cash cost in the range of $290 to $300 per ounce.
    Silver production during the first nine months was 4.7 million ounces at a total average cash cost per ounce of $3.28. The higher costs per silver ounce during the first nine months of 2005 compared to the same period in 2004 are due in part to absence of production from the San Sebastian Unit in the first two quarters of this year. Overall, the silver properties have been operating well, despite significant increases in supply costs. Although Hecla remains a low-cost silver producer relative to other primary silver producers, those increases in fuel, power, steel and cement costs have contributed to the increase in cash costs compared to a year ago. Hecla's estimated silver production is 6.3 million ounces of silver at an average total cash cost in the range of $3.10 to $3.30 per ounce for the entire 2005 year.
    Baker said, "Hecla's share price has been beaten down over the past several weeks, we believe excessively, largely due to media coverage out of Venezuela concerning the review of inactive mining concessions and reports of a tax audit by the Venezuelan tax agency, SENIAT, of our company. I want to reassure shareholders that we are operating legally in Venezuela, have had a good relationship with the government during the nearly seven years we've been operating there, and have had tax reviews frequently in the past with satisfactory results. In fact, we're doing much more than just operating legally, through our employment of nearly 1,000 employees in Venezuela, our support of numerous community projects, and training and funding of the informal miners in the area. Hecla's fundamental value is determined by our long-term operations and the properties and exploration prospects we hold in five world-class mineral districts, and I sincerely believe the current stock price does not reflect the true value of our company."

    OPERATIONS

    Lucky Friday -- The Lucky Friday Unit in North Idaho produced 812,855 ounces of silver in the third quarter of 2005, a 59% increase over last year's production during the same period. In the first nine months, Lucky Friday produced nearly 2 million ounces of silver, at an average total cash cost of $4.88 per ounce, compared to about 1.5 million ounces at an average total cash cost of $4.98 per ounce in the first nine months of 2004.
    Development on the 5900 level continues on schedule, and the Lucky Friday should reach its 4 million ounce-per-year production rate by the middle of 2006, with cash costs decreasing as production begins coming out of the new level. Work on upgrading the mill should be complete in December 2005, including the addition of crushing and flotation capacity and replacing thickener tanks. The improvements will reduce deleterious material in the concentrates, which will decrease transportation and smelting costs. Payable recovery of metals to concentrates at Lucky Friday is already high: 92% recovery of silver, 92% recovery of lead, and 45% recovery of zinc. The mill improvements will also result in a slight increase in recovery rates of all metals, particularly zinc. The total mill upgrade capital costs are estimated at $3.7 million.
    Greens Creek -- The Greens Creek Unit, located on Admiralty Island in Alaska, is a joint venture between Hecla and the Greens Creek Mining Company, a subsidiary of Rio Tinto. This underground silver mine yielded 555,707 ounces of silver to Hecla's account during the third quarter of 2005, at an average total cash cost of $3.05 per ounce of silver. For the first nine months, Greens Creek produced 2.2 million ounces of silver for Hecla's account, at an average total cash cost of $2.09 per ounce. Last year's total cash cost for the first nine months was $1.04 per ounce. The increase in cost is due to rising energy, fuel, supplies and labor costs, as well as ground support issues in the haulageways during the third quarter. Major intersections at this large underground mine, some of which are now 15 years old, are undergoing rehabilitation in a mine-wide preventative ground support maintenance and safety program to prevent any further impacts on production due to groundfalls in the haulageways. In addition, the operation is working with Alaska Power and Light to install substations to power up electrical service to the mine and transportation center. By early next year, these new lines should be able to supply up to 25% of the electricity needed for the operation, which is expected to result in some decrease in power costs. Greens Creek is currently solely operated on diesel generators.
    San Sebastian -- The San Sebastian Unit in central Mexico produced 480,599 ounces of silver and 9,648 ounces of gold during the third quarter of 2005. In the first nine months, San Sebastian produced 536,346 ounces of silver and 10,773 ounces of by-product gold at an average total cash cost of $3.19 per ounce of silver. Mill workers were on strike during the first two quarters of 2005. The mine employees continued to operate and stockpile ore during that period, but no production was reported. The Don Sergio vein at San Sebastian was mined out in October 2005, and Hecla expects the stockpiled production at the mine to be processed by mid-November 2005. The mine has undergone an orderly shutdown and the same is expected at the mill by the end of the year. The mine and mill will be placed on care-and-maintenance status while Hecla continues exploration activities on the property.
    La Camorra -- The La Camorra Unit, which consists of all Hecla's gold operations in Venezuela, produced 22,175 ounces of gold in the third quarter of 2005 at an average total cash cost of $381 per ounce. During the first nine months of the year, La Camorra produced 71,056 ounces of gold at an average total cash cost per ounce of $330. For the first nine months of this year, approximately one-third of Hecla's sales and about one-fourth of gross profit came from the Venezuelan properties. In the third quarter alone, that contribution was about 25% of sales with a reported gross loss. Baker said, "We have had substantial exploration expenditures in Venezuela. We've also increased activity at our custom milling business, which benefits the informal miners in the area, and we've seen a foreign exchange loss due to the strengthening of the Venezuelan bolivar in relation to the dollar. We expect to see future improvement in the La Camorra Unit's contribution to Hecla, particularly with the startup of Mina Isidora, a new gold deposit we are currently developing. Mina Isidora should be in full production by mid-2006, with average ore grades of around one ounce of gold per ton. In the meantime, we're working hard to get our workforce back on track at La Camorra to mine the declining gold grade at that deposit more efficiently and will continue to concentrate on the exceptional exploration opportunities in Venezuela."

    EXPLORATION

    San Sebastian -- Hecla has received more good news on the exploration of the Hugh Zone, which is an extension of the Francine vein at the San Sebastian property. Four more intercepts have expanded the ore zone to at least an additional 300 meters to the west of the last resource estimate. This increases the identified deposit by about 50%. Twenty reverse circulation and core holes totaling nearly 8,000 meters have been drilled into the Hugh Zone. The Zone lies approximately 300 meters below the surface. Another drill hole is in progress, and based on preliminary visual information, it has the potential to even further advance this deep, polymetallic ore zone.
    Baker is enthusiastic about the discovery, "We've said in the past that we need to identify enough mineralized tonnage in this deposit to justify an attempt at underground exploration. We just moved significantly closer to that goal with these new results. If we get more of these kinds of results, we will likely go underground to do the close-spaced drilling necessary for future production." The two most noteworthy intercepts had the following grades: 1) 436 grams (12.7 ounces) per tonne silver, 0.064 gram per tonne gold, 4.7% copper, 4.1% lead and 6.7% zinc, diluted to a two-meter mining width, and 2) 271 grams (7.9 ounces) per tonne silver, 0.02 gram per tonne gold, 2.2% copper, 5.5% lead and 4.4% zinc, over 2.14 meters. Based on preliminary metallurgical studies and October metals prices, these intercepts would translate into excellent net smelter returns of $253 per tonne and $157 per tonne, respectively.
    The surface drilling program continues, and a decision to initiate an underground exploration and feasibility program could be made by the third quarter of 2006.
    Hecla also continues reconnaissance drilling on the highest priority geochemical targets identified within a vast geochemical anomaly spanning many kilometers on the 200-square-mile property in Mexico. A total of approximately 6,200 meters in 18 holes have been drilled into the targets already. Every hole intercepted vein material, and there were enough high-grade intercepts to indicate excellent geologic potential on the property. Another 2,300 meters in five holes were drilled, looking for the eastern extension of the Francine vein. Additionally, 1,800 meters were drilled in eight holes for initial testing of the La Roca and El Gato targets, further north on the property.
    Baker said, "We've been very encouraged by the vein and stockwork intercepts we've encountered on these targets. I think we're in the right areas and we intend to continue this drilling program. We took the time to do good, basic science on this property last year, and now we're seeing the results, both on the Hugh Zone and on the untested, wide-ranging, underground and surface targets. I believe it's only a matter of time until we identify the next deposit to mine on our property in Mexico."
    Greens Creek -- Drilling into the West Gallagher Zone across the Gallagher fault from the current underground working areas at Greens Creek continues to return good results. The existing drift across the fault will be further advanced next year in order to set up more exploration drilling platforms to additionally define this newly discovered deposit. Expectations are to identify and quantify a resource by the end of 2006. Underground definition, pre-production, in-stope, mine-operation and exploration drilling at Greens Creek for the year has totaled more than 78,000 feet, with nearly 30,000 feet of that solely dedicated to new exploration. The majority of this drilling has been aimed at the West Gallagher Zone area. Baker said, "The exploration at Greens Creek is particularly exciting in this geologically complex, but mineral-rich deposit. The effort to date has been to confirm the existence and extent of the mineralization in the West Gallagher Zone. That program will continue in 2006." Baker added that during the remainder of 2005, a close-spaced drilling program is underway to determine the character and quality of the deposit. He continued, "Greens Creek resources have grown significantly since our first involvement in 1987. We believe the work taking place beyond the Gallagher Fault has the potential to do that again."
    Lucky Friday -- Exploration drilling on intermediate veins off the 5900 level underground at the Lucky Friday mine is in progress, and infill drilling is taking place through the end of the year. Results clearly indicate that these veins will continue to provide high-grade, low-tonnage mill feed for the long term. Future plans include drilling holes deeper into the deposit than previously attempted, as well as the possibility of drilling above the current resource to expand the ore zone. The program is confirming Hecla's understanding of the orebodies in the district that it has been discovering and mining since the 1940s. Lucky Friday currently has more reserve and resource identified than at any time in its history. A third quarter 2006 evaluation of reserves and resources is anticipated at Lucky Friday, with the expectation of moving resource into the proven and probable reserve category and adding additional resource.
    Hollister Block -- The Hollister Development Block gold exploration project is an earn-in to a joint venture with Great Basin Gold. The project is targeting a new underground deposit on the Carlin Trend in Nevada, identified earlier with surface drilling by Great Basin Gold. For the past nine months, Hecla has been driving drift toward the vein systems, and it is anticipated that the first exploration drill will be placed underground in January. The exploration drift has intersected a number of veins and veinlets along the trend of the Gwenivere vein. A feasibility study on the economics of mining the deposit is expected to be completed by early 2007.
    Venezuela -- Exploration in Venezuela has been in full swing during 2005, with a total of 40 drill holes completed this year on the various properties, for a total of over 15,000 meters drilled. More than 10,000 soil and rock samples and 1,800 core samples have been logged.
    On Hecla's Block B property in Venezuela, drilling continued to test the down plunge extension of the Twin/Conductora Shear system during the third quarter. Four holes were completed for a total of 2,752 meters. One hole intersected 13.4 grams of gold per tonne over 2 meters at a depth of 550 meters vertical confirming the continuation of mineralization down plunge. The Twin/Conductora Shear system still remains open in this direction.
    Drill testing on the eastern projection of the Chile Trend on the Block B property has not yet returned any significant results, other than 27.86 grams of gold per tonne over 0.5 meter.
    One hundred kilometers south of Block B, deep directional drilling at the La Camorra mine continued to test continuity at depth, with one hole intercepting high-grade gold during the second quarter. Two additional holes have returned no significant assays, with results pending for a fourth hole. Additional drilling is planned in the future to test the area to the west of the current intercepts.
    On the property position surrounding the La Camorra mine, generative work continued on three concessions located in the northern part of the El Dorado property. Several excellent gold targets have been identified by soil geochemistry and ground magnetic surveying. Several are already considered high priority targets that will be drill tested as soon as the necessary permits are obtained.
    Exploration work has also begun on the La Fe property, another group of concessions in the El Dorado area. The La Fe property is interpreted to occur on a northwest-trending regional shear structure located to the south of and parallel to the La Camorra veins. A systematic exploration program is underway to confirm the presence of gold in the known structures and to explore several other parallel structures for gold potential. Baker said, "La Fe is evidence of our confidence in the geology of the area and our ability to move forward with growth in Venezuela. It hosts high-grade quartz veins, similar to those being mined at La Camorra. It is virgin territory in terms of gold exploration, and we now have access to the best part of it."

    ENVIRONMENTAL

    Hecla was pleased to accept an award in the third quarter for Excellence in Mine Reclamation in Nevada for its accomplishments in restoring and preserving Nevada's environment. The award was presented to the Rosebud Mining Company for Overall Mine Reclamation at the Rosebud mine in Pershing County, Nevada, due to its impressive work in concurrent reclamation, wildlife habitat enhancement, recontouring and revegetation, and closure plan development and implementation. Rosebud was an underground gold mine that operated from 1996 to 2000, and was a joint venture between Hecla Mining Company and Newmont Mining Corporation, with Hecla as the operator.
    Before and after photographs of the mine site can be seen on Hecla's website in the environmental policy section at http://www.hecla-mining.com/RosebudReclamationAward.pdf.

    FINANCIAL

    Hecla is in healthy shape financially, with no debt and $42.8 million in cash and short-term investments and securities as of September 30, 2005.
    In July, Hecla announced that it had filed a shelf registration statement, allowing the company to sell up to $275 million of common stock, debt securities, preferred stock or warrants. In September 2005, the company entered into a credit agreement for a $30 million revolving credit facility. Baker said, "These financial moves put Hecla in position to take advantage of any growth opportunities that make sense for the company."

    PERSONNEL

    In October 2005, Hecla's Vice President of Exploration and Strategy, Ian Atkinson, announced he was leaving to take a position with another mining company. Hecla's exploration program is well planned and staffed to move forward in his absence. The company is currently reviewing candidates for the positions of general counsel and exploration vice president.

    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 114-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, labor issues, political risks, project development risks and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.
    Cautionary Note to Investors -- The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

    Hecla Mining Company news releases can be accessed on the Internet at: http://www.hecla-mining.com



                         HECLA MINING COMPANY
  (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

                         Third Quarter Ended     Nine Months Ended
                       ----------------------- ----------------------
HIGHLIGHTS
                        Sept. 30,   Sept. 30,   Sept. 30,   Sept. 30,
FINANCIAL DATA             2005        2004        2005        2004
                       ----------  ----------  ----------  ----------
Sales:
Silver operations (1)  $   21,934  $   22,242  $   52,276  $   65,350
Gold operations             8,494      11,476      27,841      36,730
                       ----------  ----------  ----------  ----------
  Total sales          $   30,428  $   33,718  $   80,117  $  102,080

Gross Profit (Loss):
Silver operations (1)  $    3,295  $    5,051  $    8,620  $   20,073
Gold operations              (664)      1,854       2,956      10,311
                       ----------  ----------  ----------  ----------
  Total gross profit   $    2,631  $    6,905  $   11,576  $   30,384

Loss from operations   $   (9,336) $  (11,234) $  (19,065) $     (726)
Net loss                   (8,595)    (11,292)    (18,136)     (2,364)
Loss applicable to
 common shareholders       (8,733)    (11,430)    (18,550)    (13,828)
Basic loss per common
 share                      (0.07)      (0.10)      (0.16)      (0.12)
Cash flow provided by
 (used in) operating
 activities                (3,634)        517      (9,934)     17,282

PRODUCTION SUMMARY - TOTALS

Silver - Ounces         1,849,161   1,749,681   4,706,231   5,650,402
Gold - Ounces              36,365      44,814      98,660     154,124
Lead - Tons                 6,232       5,040      16,713      14,789
Zinc - Tons                 5,490       6,425      17,993      18,868
Average cost per ounce
 of silver produced (1):
  Cash operating
   costs ($/oz.)             3.62        2.16        3.15        1.66
  Total cash
   costs ($/oz.) (2)         3.76        2.32        3.28        1.81
  Total production
   costs ($/oz.)             5.81        3.89        5.03        3.39
Average cost per ounce
 of gold produced (3):
  Cash operating
   costs ($/oz.)              375         204         323         162
  Total cash
   costs ($/oz.) (2)          381         211         330         165
  Total production
   costs ($/oz.)              501         310         407         259

AVERAGE METAL PRICES

Silver - London Fix ($/oz.)  7.07        6.45        7.06        6.46
Gold - Realized ($/oz.)       446         378         435         375
Gold - London Final($/oz.)    439         401         431         401
Lead - LME Cash
 (cents/pound)               40.4        42.3        43.2        39.1
Zinc - LME Cash
 (cents/pound)               58.8        44.4        58.8        46.5

(1) Includes gold produced at silver operations, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

(2) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section.

(3) Includes gold produced from third-party mining operations located near the La Camorra mine, which is treated as a by-product credit and included in the calculation of gold costs per ounce.


                         HECLA MINING COMPANY
                Consolidated Statements of Operations
                   (dollars and shares in thousands,
                 except per share amounts - unaudited)

                              Third Quarter Ended    Nine Months Ended
                              ------------------- --------------------
                              Sept. 30, Sept. 30, Sept. 30,  Sept. 30,
                                 2005      2004      2005       2004
                              --------- --------- ---------- ---------
  Sales of products           $ 30,428  $ 33,718   $ 80,117  $102,080
                              --------- --------- ---------- ---------
  Cost of sales and other
   direct production costs      22,220    21,552     55,259    53,957
  Depreciation, depletion and
   amortization                  5,577     5,261     13,282    17,739
                              --------- --------- ---------- ---------
                                27,797    26,813     68,541    71,696
                              --------- --------- ---------- ---------
Gross profit                     2,631     6,905     11,576    30,384
                              --------- --------- ---------- ---------
Other operating expenses
  General and administrative     2,652     2,071      7,581     6,169
  Exploration                    5,100     5,656     12,457    11,476
  Pre-development expenses       2,534       518      6,768     1,541
  Depreciation and
   amortization                    154        89        437       238
  Other operating expense          697     1,290      1,881     1,716
  Provision for closed
   operations and
   environmental matters           830     8,515      1,517     9,970
                              --------- --------- ---------- ---------
                                11,967    18,139     30,641    31,110
                              --------- --------- ---------- ---------
Loss from operations            (9,336)  (11,234)   (19,065)     (726)
                              --------- --------- ---------- ---------
Other income (expense):
  Interest and other income        840       446      1,628     1,212
  Interest expense                 (31)      (80)       (39)     (457)
                              --------- --------- ---------- ---------
                                   809       366      1,589       755
                              --------- --------- ---------- ---------
Income (loss) from operations
 before income taxes            (8,527)  (10,868)   (17,476)       29
Income tax provision               (68)     (424)      (660)   (2,393)
                              --------- --------- ---------- ---------

Net loss                        (8,595)  (11,292)   (18,136)   (2,364)
Preferred stock dividends (1)     (138)     (138)      (414)  (11,464)
                              --------- --------- ---------- ---------
Loss applicable to common
 shareholders                 $ (8,733) $(11,430)  $(18,550) $(13,828)
                              ========= =========  ========= =========
Basic and diluted loss per
 common share after preferred
 dividends (2)                $  (0.07) $  (0.10)  $  (0.16) $  (0.12)
                              ========= =========  ========= =========
Basic weighted average number
 of common shares
 outstanding (2)               118,484   118,285    118,422   117,955
                              ========= =========  ========= =========

(1) During the first quarter of 2004, the company recorded a noncash dividend of approximately $10.9 million related to exchanges of preferred stock for common stock and is included in preferred stock dividends for the nine months ended September 30, 2004.

(2) For the quarter and nine months ended September 30, 2005, 4,110,487 restricted stock units and various outstanding stock options to purchase shares of common stock, respectively, were antidilutive and not included in the calculation of losses per common share. For the quarter and nine months ended September 30, 2004, 3,200,388 restricted stock units and various outstanding stock options were included in the calculation of losses per common share.

                         HECLA MINING COMPANY
                     Consolidated Balance Sheets
            (dollars and shares in thousands - unaudited)

                                                 Sept. 30,  Dec. 31,
                                                   2005       2004
ASSETS                                          ---------  ---------
Current assets:
  Cash and cash equivalents                     $  11,916  $  34,460
  Short-term investments and securities held
   for sale                                        30,864     46,328
  Accounts and notes receivable                    23,390     21,936
  Inventories                                      24,698     20,250
  Other current assets                              3,742      5,607
                                                ---------  ---------
     Total current assets                          94,610    128,581
Investments                                         2,225      1,657
Restricted cash and investments                    20,150     19,789
Properties, plants and equipment, net             132,902    114,515
Other noncurrent assets                            16,391     14,906
                                                ---------  ---------
Total assets                                    $ 266,278  $ 279,448
                                                =========  =========
LIABILITIES

Current liabilities:
  Accounts payable and accrued expenses         $  15,511  $  15,904
  Dividends payable                                    --        138
  Accrued payroll and related benefits             10,018      9,405
  Accrued taxes                                     2,683      2,379
  Current portion of accrued reclamation and
   closure costs                                    7,855      9,237
                                                ---------  ---------
     Total current liabilities                     36,067     37,063
Accrued reclamation and closure costs              64,146     65,951
Other noncurrent liabilities                        8,445      7,107
                                                ---------  ---------
Total liabilities                                 108,658    110,121
                                                ---------  ---------
SHAREHOLDERS' EQUITY

Preferred stock                                        39         39
Common stock                                       29,643     29,588
Capital surplus                                   508,015    506,630
Accumulated deficit                              (388,730)  (367,832)
Accumulated other comprehensive income              8,771      1,020
Treasury stock                                       (118)      (118)
                                                ---------  ---------
Total shareholders' equity                        157,620    169,327
                                                ---------  ---------
Total liabilities and shareholders' equity      $ 266,278  $ 279,448
                                                =========  =========
Common shares outstanding at end of period        118,572    118,351
                                                =========  =========

                         HECLA MINING COMPANY
                Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)

                                                   Nine Months Ended
                                                   ------------------
                                                   Sept. 30, Sept. 30,
OPERATING ACTIVITIES                                  2005      2004
                                                   --------- ---------
Net loss                                           $(18,136) $ (2,364)
Noncash elements included in net loss:
  Depreciation, depletion and amortization           13,719    17,977
  Gain on disposition of properties, plants and
   equipment                                            (53)     (105)
  Gain on sale of royalty interests                    (550)      - -
  Provision for reclamation and closure costs           767     9,438
  Deferred income taxes                                 - -     1,989
  Stock compensation                                  1,085       300
Change in assets and liabilities:
  Accounts and notes receivable                      (1,454)   (5,430)
  Inventories                                        (4,448)     (930)
  Other current and noncurrent assets                   984    (4,219)
  Accounts payable and accrued expenses                 369     4,242
  Accrued payroll and related benefits                  717     2,389
  Accrued taxes                                         304      (617)
  Accrued reclamation and closure costs and other
   noncurrent liabilities                            (3,238)   (5,388)
                                                    --------  --------
Net cash provided by (used in) operating
 activities                                          (9,934)   17,282
                                                    --------  --------
INVESTING ACTIVITIES

Additions to properties, plants and equipment       (31,452)  (30,893)
Proceeds from disposition of properties, plants
 and equipment                                           21        98
Purchase of short-term investments                  (68,694)  (84,794)
Maturities of short-term investments                 91,128    90,707

Increase in restricted investments                     (361)  (13,427)
                                                    --------  --------
Net cash used in investing activities                (9,358)  (38,309)
                                                    --------  --------
FINANCING ACTIVITIES

Common stock issued under stock option plans            251     1,420
Dividends paid to preferred shareholders             (2,899)      - -
Other financing activities                             (604)      - -
Borrowings on debt                                    1,000     2,430
Repayment on debt                                    (1,000)   (7,103)
                                                    --------  --------
Net cash used in financing activities                (3,252)   (3,253)
                                                    --------  --------
Net decrease in cash and cash equivalents           (22,544)  (24,280)
Cash and cash equivalents at beginning of period     34,460    73,662
                                                    --------  --------
Cash and cash equivalents at end of period         $ 11,916  $ 49,382
                                                    ========  ========

                         HECLA MINING COMPANY
                            Production Data

                         Third Quarter Ended     Nine Months Ended
                        ---------------------- ----------------------
                        Sept. 30,  Sept. 30,   Sept. 30,   Sept. 30,
                           2005        2004        2005        2004
                        ---------  ---------   ---------   ----------
LA CAMORRA UNIT

Tons of ore
 processed (1)             42,235      49,937     141,836     147,815
Days of operation              68          85         231         258
Mining cost per ton     $   89.27  $    41.19  $    65.20  $    41.38
Milling cost per ton    $   13.39  $    13.38  $    12.93  $    13.03
Ore grade milled - Gold
 (oz./ton)                  0.569       0.685       0.531       0.779
Gold produced (oz.) (1)    22,175      28,290      71,056     102,422
Average cost per ounce
 of gold produced:
  Cash operating costs  $     375  $      204  $      323  $      162
  Total cash costs (2)  $     381  $      211  $      330  $      165
  Total production
   costs                $     501  $      310  $      407  $      259
Capital additions (in
 thousands)             $   5,050  $    9,867  $   23,349  $   23,427

SAN SEBASTIAN UNIT (3)

Tons of ore processed      43,964      40,675      50,784     121,293
Days of operation              87          83         106         265
Mining cost per ton     $   20.82  $    43.67  $    21.89  $    40.87
Milling cost per ton    $   37.19  $    40.11  $    38.24  $    35.66
Ore grade milled -
 Silver (oz./ton)           11.93       13.27       12.54       18.15
Ore grade milled - Gold
 (oz./ton)                  0.245       0.275       0.257       0.288
Silver produced (oz.)     480,599     471,809     536,346   1,955,838
Gold produced (oz.)         9,648      10,305      10,773      31,850
Average cost per ounce
 of silver produced (4):
  Cash operating costs  $    3.01  $     0.83  $     2.82  $    (0.08)
  Total cash costs (2)  $    3.38  $     1.20  $     3.19  $     0.22
  Total production
   costs                $    6.78  $     3.63  $     6.83  $     1.99
Capital additions (in
 thousands)             $       3  $       24  $      225  $      955

GREENS CREEK UNIT (Reflects Hecla's 29.73% share)

Tons of ore milled         50,508      59,796     163,996     177,437
Days of operation              92          92         273         274
Mining cost per ton     $   33.61  $    28.22  $    32.31  $    27.68
Milling cost per ton    $   24.29  $    17.31  $    21.81  $    17.61
Ore grade milled -
 Silver (oz./ton)           15.37       18.05       18.25       17.03
Silver produced (oz.)     555,707     766,967   2,212,772   2,182,107
Gold produced (oz.)         4,445       6,154      16,595      19,676
Lead produced (tons)        1,354       1,788       5,030       5,527
Zinc produced (tons)        4,196       5,550      14,695      16,684
Average cost per ounce
 of silver produced (4)
  Cash operating costs  $    2.95  $     1.40  $     1.91  $     0.92
  Total cash costs (2)  $    3.05  $     1.55  $     2.09  $     1.04
  Total production
   costs                $    5.87  $     3.58  $     4.57  $     3.51
Capital additions (in
 thousands)             $   1,336  $    1,235  $    2,650  $    2,860

LUCKY FRIDAY UNIT

Tons of ore milled (5)       65,076    42,580     163,641     122,170
Days of operation                92        92         273         274
Mining cost per ton        $  61.46  $  55.35  $    60.69  $    54.69
Milling cost per ton       $   7.97  $   8.16  $     8.06  $     7.54
Ore grade milled - Silver
 (oz./ton)                    13.42     12.85       12.86       13.32
Silver produced (oz.) (5)   812,855   510,905   1,957,113   1,512,457
Lead produced (tons)          4,878     3,252      11,683       9,262
Zinc produced (tons)          1,294       875       3,298       2,184
Average cost per ounce of
 silver produced (4):
  Cash operating costs     $   4.74  $   4.53  $     4.88  $     4.98
  Total cash costs (2)     $   4.74  $   4.53  $     4.88  $     4.98
  Total production costs   $   4.96  $   4.59  $     5.07  $     5.02
Capital additions (in
 thousands)                $    905  $  1,646  $    5,007  $    3,385

(1) Production results include approximately 900 tons and 957 ounces of gold, respectively, for the third quarter and first nine months of 2005 that were mined from Mina Isidora, currently under development.

(2) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

(3) The mill that processes San Sebastian ore was closed due to a strike by mill workers during most of the first half of 2005, ending in June 2005.

(4) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

(5) Production results include approximately 21,000 tons and 227,000 ounces of silver, respectively, for the third quarter of 2005, and approximately 29,000 tons and 285,000 ounces of silver, respectively, for the first nine months of 2005, that was mined from the 5900 level development project.


                         HECLA MINING COMPANY
          Reconciliation of Cash Costs per Ounce to Generally
               Accepted Accounting Principles (GAAP)(1)
   (dollars and ounces in thousands, except per ounce - unaudited)

                               Three Months Ended  Nine Months Ended
                               ------------------- ------------------
                               Sept. 30, Sept. 30, Sept. 30, Sept. 30,
GOLD OPERATIONS                   2005      2004      2005      2004
                               --------  --------  --------  --------
Total cash costs               $  7,610  $  5,684  $ 22,115  $ 16,380
Divided by gold ounces
 produced (2)                        20        27        67        99
                               --------  --------  --------  --------
   Total cash cost per ounce
    produced                   $    381  $    211  $    330  $    165
                               ========  ========  ========  ========
Reconciliation to GAAP (3):
   Total cash costs            $  7,610  $  5,684  $ 22,115  $ 16,380
   Depreciation, depletion and
    amortization                  2,348     2,619     5,127     9,299
   Treatment & freight costs       (594)     (427)   (1,606)   (1,462)
   By-product credits               580       584     1,323     1,146
   Change in product inventory     (761)    1,096    (2,074)      951
   Reclamation and other costs      (22)       67        --       104
                               --------  --------  --------  --------
   Costs of sales and other
    direct production costs
    and depreciation,
    depletion and amortization
    (GAAP)                     $  9,161  $  9,623  $ 24,885  $ 26,418
                               ========  ========  ========  ========
SILVER OPERATIONS

Total cash costs (4)           $  6,098  $  4,068  $ 14,503  $ 10,249
Divided by silver ounces
 produced                         1,623     1,750     4,423     5,650
                               --------  --------  --------  --------
   Total cash cost per ounce
    produced                   $   3.76  $   2.32  $   3.28  $   1.81
                               ========  ========  ========  ========
Reconciliation to GAAP:
   Total cash costs            $  6,098  $  4,068  $ 14,503  $ 10,249
   Depreciation, depletion and
    amortization                  3,229     2,642     8,155     8,440
   Treatment & freight costs     (5,136)   (5,673)  (18,196)  (17,160)
   By-product credits            13,628    14,250    36,749    42,628
   Strike-related costs              --        --     1,341        --
   Change in product inventory      386     1,674       515       544
   Reclamation and other costs      431       229       589       577
                               --------  --------  --------  --------
   Costs of sales and other
    direct production costs
    and depreciation,
    depletion and
    amortization(GAAP)         $ 18,636  $ 17,190  $ 43,656  $ 45,278
                               ========  ========  ========  ========

GREENS CREEK UNIT (Reflects Hecla's 29.73% share)

Total cash costs               $  1,694  $  1,190  $  4,626  $  2,280
Divided by silver ounces
 produced                           556       767     2,213     2,182
                               --------  --------  --------  --------
   Total cash cost per ounce
    produced                   $   3.05  $   1.55  $   2.09  $   1.04
                               ========  ========  ========  ========
Reconciliation to GAAP:
   Total cash costs            $  1,694  $  1,190  $  4,626  $  2,280
   Depreciation, depletion and
    amortization                  1,526     1,542     5,354     5,181
   Treatment & freight costs     (3,049)   (3,679)  (12,382)  (11,152)
   By-product credits             6,106     6,889    22,037    21,571
   Change in product inventory    1,420     1,541     2,275        32
   Reclamation and other costs       41        59       123       237
                               --------  --------  --------  --------
   Costs of sales and other
    direct production costs
    and depreciation,
    depletion and amortization
    (GAAP)                     $  7,738  $  7,542  $ 22,033  $ 18,149
                               ========  ========  ========  ========
SAN SEBASTIAN UNIT

Total cash costs               $  1,627  $    565  $  1,711  $    432
Divided by silver ounces
 produced                           481       472       537     1,956
                               --------  --------  --------  --------
   Total cash cost per ounce
    produced                   $   3.38  $   1.20  $   3.19  $   0.22
                               ========  ========  ========  ========
Reconciliation to GAAP:
   Total cash costs            $  1,627  $    565  $  1,711  $    432
   Depreciation, depletion and
    amortization                  1,580     1,074     2,500     3,233
   Treatment & freight costs       (223)     (208)     (263)   (1,037)
   By-product credits             4,235     4,133     4,720    12,773
   Strike related costs              --        --     1,341        --
   Change in product inventory     (675)       53    (1,215)      356
   Reclamation and other costs      386       118       458       268
                               --------  --------  --------  --------
   Costs of sales and other
    direct production costs
    and depreciation,
    depletion and amortization
    (GAAP)                     $  6,930  $  5,735  $  9,252  $ 16,025
                               ========  ========  ========  ========
LUCKY FRIDAY UNIT

Total cash costs               $  2,777  $  2,313  $  8,168  $  7,537
Divided by silver ounces
 produced (5)                       586       511     1,673     1,512
                               --------  --------  --------  --------
   Total cash cost per ounce
    produced                   $   4.74  $   4.53  $   4.88  $   4.98
                               ========  ========  ========  ========
Reconciliation to GAAP:
   Total cash costs            $  2,777  $  2,313  $  8,168  $  7,537
   Depreciation, depletion and
    amortization                    123        26       301        26
   Treatment & freight costs     (1,864)   (1,786)   (5,553)   (4,971)
   By-product credits             3,287     3,228     9,992     8,284
   Change in product inventory     (359)       80      (545)      156
   Reclamation and other costs        4        52        10        72
                               --------  --------  --------  --------
   Costs of sales and other
    direct production costs
    and depreciation,
    depletion and amortization
    (GAAP)                     $  3,968  $  3,913  $ 12,373  $ 11,104
                               ========  ========  ========  ========

RECONCILIATION TO GAAP, ALL OPERATIONS

Total cash costs               $ 13,708  $  9,752  $ 36,618  $ 26,629
Depreciation, depletion and
 amortization                     5,577     5,261    13,282    17,739
Treatment & freight costs        (5,730)   (6,100)  (19,802)  (18,622)
By-product credits               14,208    14,834    38,072    43,774
Strike-related costs                 --        --     1,341        --
Change in product inventory        (375)    2,770    (1,559)    1,495
Reclamation and other costs         409       296       589       681
                               --------  --------  --------  --------
Costs of sales and other
 direct production costs and
 depreciation, depletion and
 amortization (GAAP)           $ 27,797  $ 26,813  $ 68,541  $ 71,696
                               ========  ========  ========  ========

(1) Cash costs per ounce of silver or gold represent non-U.S. generally accepted accounting principles (GAAP) measurements that the company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by gold companies in conjunction with the Gold Institute in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to total cash costs.

(2) Ounces mined from Mina Isidora are not included in the determination of total cash costs. Mina Isidora is currently under development and revenue generated from its ore is offset against capital costs associated with the project. For the third quarter and first nine months of 2005, approximately 957 ounces of gold were excluded from the calculation.

(3) Costs per ounce of gold are based on the gold produced by the La Camorra mine and Block B concessions only. Gold produced from third-party mining operations located near the La Camorra mine and Block B concessions is treated as a by-product credit and included in the calculation of gold costs per ounce.

(4) During the first quarter and for most of the second quarter ending in June 2005, the mill that processes ore from San Sebastian was closed due to a strike by mill employees. During the first nine months of 2005, these strike-related cost of sales and other direct production costs of $1.3 million were not included in the determination of total cash costs for silver operations.

(5) Ounces mined from the 5900 level development project at Lucky Friday are not included in the determination of total cash costs. During the third quarter and first nine months of 2005, approximately 227,000 ounces and 285,000 ounces, respectively, of silver were excluded from the calculation, as the revenue associated with these ounces was offset against capital costs incurred with the project.




    CONTACT: Hecla Mining Company
             Vicki Veltkamp, 208/769-4100
             FAX 208/769-7612